EXHIBIT 99.1

NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE

[LOGO OF AMERICAN EXPRESS COMPANY]


Contacts:           Media:   Joanna Lambert              Michael O'Neill
                             212-640-9668                212-640-5951
                             joanna.g.lambert@aexp.com   mike.o'neill@aexp.com

       Investors/Analysts:   Alex Hopwood                Ron Stovall
                             212-640-5495                212-640-5574
                             alex.w.hopwood@aexp.com     ronald.stovall@aexp.com

FOR IMMEDIATE RELEASE

-----------------------------------------------------------------------------------------------------------------------------

                 AMERICAN EXPRESS THIRD QUARTER REVENUES RISE
                EARNINGS DECLINE ON INCREASED CREDIT PROVISIONS


                     (Millions, except per share amounts)

                                                Quarters Ended          Percentage         Nine Months Ended       Percentage
                                                 September 30,           Inc/(Dec)           September 30,          Inc/(Dec)
                                                 -------------           ---------           -------------          ---------
                                               2008          2007                          2008         2007
                                               ----          ----                          ----         ----
   Revenues net of interest expense        $  7,164       $ 6,956            3%        $ 21,859      $ 20,235           8%

   Income From Continuing Operations       $    861       $ 1,122          (23)%       $  2,565      $  3,268         (22)%
   Loss From Discontinued Operations       $    (46)      $   (55)         (16)%       $   (106)     $    (87)         22%
   Net Income                              $    815       $ 1,067          (24)%       $  2,459      $  3,181         (23)%

   Earnings Per Common Share - Basic:
      Income From Continuing Operations    $   0.75       $  0.96          (22)%       $   2.22      $   2.77         (20)%
      Loss From Discontinued Operations    $  (0.04)      $ (0.05)         (20)%       $  (0.09)     $  (0.07)         29%
      Net Income                           $   0.71       $  0.91          (22)%       $   2.13      $   2.70         (21)%

   Earnings Per Common Share - Diluted:
      Income From Continuing Operations    $   0.74       $  0.94          (21)%       $   2.21      $   2.72         (19)%
      Loss From Discontinued Operations    $  (0.04)      $ (0.04)           -%        $  (0.09)     $  (0.07)         29%
      Net Income                           $   0.70       $  0.90          (22)%       $   2.12      $   2.65         (20)%

   Average Common Shares Outstanding
      Basic                                   1,154         1,170           (1)%          1,154         1,179         (2)%
      Diluted                                 1,158         1,192           (3)%          1,161         1,202         (3)%

   Return on Average Equity*                   27.8%         38.2%                         27.8%         38.2%
-----------------------------------------------------------------------------------------------------------------------------

* Refer to Appendix I for the components of return on average equity.

# Denotes a variance of more than 100%.

New York - October 20, 2008 - American Express Company (NYSE: AXP) today reported third-quarter income from continuing operations of $861 million, down 23 percent from $1.1 billion a year ago. Diluted earnings per share from continuing operations were $0.74, down 21 percent from $0.94 a year ago.

Net income totaled $815 million for the quarter, down 24 percent from a year ago. On a per-share basis, net income was $0.70, down 22 percent from $0.90 a year ago.

Consolidated revenues net of interest expense rose 3 percent to $7.2 billion, up from $7.0 billion a year ago.

Consolidated expenses totaled $4.7 billion, up 4 percent from $4.5 billion a year ago.

Consolidated provisions for losses totaled $1.4 billion, up 51 percent from $905 million a year ago.

The Company's return on average equity (ROE) was 27.8 percent, down from 38.2 percent a year ago.

"While we continued to generate a substantial level of earnings this quarter, bottom line results were down from a year ago as growth in Cardmember spending slowed, lending volumes moderated, and we set aside significant additions to our loan loss reserves," said Kenneth I. Chenault, chairman and chief executive officer.

"We saw clear signs earlier this year of a weakening environment and the recent volatility in the financial markets has reinforced our view that consumer and business sentiment is likely to deteriorate further, translating into weaker economies around the globe well into 2009. Cardmember spending is likely to remain soft. Loan growth will be restrained, in part because of the steps we are taking to reduce credit risks, and credit indicators are likely to reflect the continued downturn in the economy and throughout the housing sector.

"Against this backdrop, we are moving ahead with reengineering plans that will free up resources by reducing operating costs and staffing levels. We expect to complete aspects of this work shortly and, as indicated earlier, to recognize a restructuring-related charge in the fourth quarter to cover the costs of these actions.

"Our business model is well positioned to generate earnings and excess capital even in an economic environment that is likely to be among the weakest in many years. We believe we have the capital strength, funding resources and comprehensive liquidity plans to manage successfully through difficult market conditions.

"We remain confident in our ability to emerge from the downturn in a stronger competitive position and continue to see growth opportunities in the payments sector. For now, though, we plan to be very selective with our investment dollars, balancing near term performance with longer term profitability."


DISCONTINUED OPERATIONS

Discontinued operations for the third quarter generated a loss of $46 million compared with a loss of $55 million during the year-ago period, which primarily reflected the results of American Express International Deposit Company, an affiliate of the former American Express Bank anticipated to be sold in the third quarter 2009.


SEGMENT RESULTS

U.S. CARD SERVICES reported third-quarter net income of $244 million, down from $592 million a year ago.

Revenues net of interest expense for the third quarter decreased 4 percent to $3.5 billion, driven by lower securitization income, net. This decrease was partially offset by higher net interest income and higher Cardmember spending.

Total expenses increased 6 percent. Marketing, promotion, rewards and Cardmember services expenses increased 5 percent from the year-ago period reflecting increased rewards and costs of Cardmember services, which were partially offset by lower investments in marketing and promotion. Human resources and other operating expenses increased 7 percent from the year-ago period primarily driven by investments in technology and increased credit and collection costs.

Provisions for losses increased to $941 million, up from $638 million a year ago, reflecting increased write-off and past due rates driven by the impact of the economic slowdown. On a managed basis* the net loan write-off rate was 5.9%, up from 5.3% in the second quarter and 3.0% a year ago. Owned net write-offs were 6.1% in the quarter, up from 5.8% in the second quarter and 3.0% a year ago.


----------------------------------------------------
* The "managed basis" presentation includes on-balance sheet Cardmember loans and off-balance sheet securitized Cardmember loans. The difference between the "owned basis" (GAAP) information and "managed basis" information is attributable to the effects of securitization activities. Please refer to the information set forth on Exhibit I for further discussion of the owned and managed basis presentation.

INTERNATIONAL CARD SERVICES reported third-quarter net income of $67 million, down 52 percent from $140 million a year ago.

Revenues net of interest expense increased 11 percent to $1.2 billion, reflecting higher Cardmember spending and borrowing.

Total expenses increased 13 percent reflecting higher volumes and business-building investments. Human resources and other operating expenses increased 16 percent from year-ago levels due to higher human resources expense, greater professional services expense and increased other operating expenses. Marketing, promotion, rewards and Cardmember services expenses increased 10 percent reflecting greater marketing and promotion expenses and higher volume related rewards costs.

Provisions for losses rose to $316 million, from $197 million a year ago reflecting higher past due and write-off rates as well as loan and business volume growth.

GLOBAL COMMERCIAL SERVICES reported third-quarter net income of $134 million compared to $135 million a year ago.

Revenues net of interest expense increased 13 percent to $1.2 billion, reflecting higher spending by corporate Cardmembers as well as increased travel commissions and fees.

Total expenses increased 14 percent. Human resources and other operating expenses increased 12 percent from the year-ago period. Marketing, promotion, rewards and Cardmember services expenses increased 31 percent from the year-ago period primarily reflecting a reallocation of rewards costs from U.S. Card Services.

Both the revenue and expense growth rates were affected by the acquisition of a commercial card and corporate purchasing unit in March 2008.

Provision for losses totaled $60 million up from $42 million in the year ago period due to higher write-offs and past due rates.

GLOBAL NETWORK & MERCHANT SERVICES reported third-quarter net income of $258 million, down 3 percent from $266 million a year ago.

Revenues net of interest expense for the third quarter increased 9 percent to $1.1 billion. The increase reflected continued growth in merchant-related revenue, primarily from higher company-wide billed business and higher revenues from Global Network Services' bank partners.

Spending on Global Network Services cards increased 29 percent from year-ago levels, reflecting growth in spending on cards issued by bank partners. Cards-in-force issued by bank partners increased 25 percent.

Total expenses increased 11 percent, reflecting higher human resources costs driven in part by an expansion of the merchant sales force.

Provision for losses increased to $43 million from $23 million in the prior year reflecting greater merchant-related provisions in the third quarter of 2008 compared to a year ago.

CORPORATE AND OTHER reported a third-quarter net gain of $158 million, compared with a net loss of $11 million from a year ago. The net gain reflects the recognition of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements and tax benefits due to the revision of the Company's estimated annual effective tax rate.

American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com.

                                      ***

Note: The 2008 Third Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (EDT) today to discuss third-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at http://ir.americanexpress.com. A replay of the conference call will be available later today at the same web site address.

This release includes forward-looking statements, which are subject to risks and uncertainties. The forward-looking statements, which address the Company's expected business and financial performance, among other matters, contain words such as "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: consumer and business spending on the Company's credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the economic environment, and the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new Cardmembers, reduce Cardmember attrition, capture a greater share of existing Cardmembers' spending, and sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain Cardmembers after low introductory lending rates have expired, and expand the Global Network Services business; the Company's ability to manage credit risk related to consumer debt, business loans, merchants and other credit trends, which will depend in part on the economic environment, including, among things, the housing market, the rates of bankruptcies and unemployment, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company's card products, and on the effectiveness of the Company's credit models; the impact of the Company's efforts to deal with delinquent Cardmembers in the current challenging economic environment, which may affect payment patterns of Cardmembers, the Company's near-term write-off rates, including during the remainder of 2008 and in 2009, and the volumes of the Company's loan balances in 2008 and 2009; the write-off and delinquency rates in the medium- to long-term of Cardmembers added by the Company during the past few years, which could impact their profitability to the Company; the Company's ability to effectively implement changes in the pricing of certain of its products and services; fluctuations in interest rates (including fluctuations in benchmarks, such as LIBOR and other benchmark rates, and credit spreads), which impact the Company's borrowing costs, return on lending products and the value of the Company's investments; the Company's ability to meet its ROE target range of 33 to 36 percent on average and over time, which will depend in part on factors such as the Company's ability to generate sufficient revenue growth and achieve sufficient margins, fluctuations in the capital required to support its businesses, the mix of the Company's financings, and fluctuations in the level of the Company's shareholders' equity due to share repurchases, dividends, changes in accumulated other comprehensive income and accounting changes, among other things; the actual amount to be spent by the Company on marketing, promotion, rewards and Cardmember services based on management's assessment of competitive opportunities and other factors affecting its judgment; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; fluctuations in foreign currency exchange rates; the Company's ability to grow its business, generate excess capital and, over time, meet or exceed its return on shareholders' equity target by reinvesting approximately 35 percent of annually-generated capital, and returning approximately 65 percent of such capital to shareholders which will depend on the Company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company's brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services' bank partners in the United States the benefits of greater Cardmember loyalty and higher spend per customer, and merchant benefits such as greater transaction volume and additional higher spending customers; the ability of the Global Network Services business to meet the performance requirements called for by the Company's recent settlements with MasterCard and VISA; trends in travel and entertainment spending and the overall level of consumer confidence; the uncertainties associated with business acquisitions, including, among others, the failure to realize anticipated business retention, growth and cost savings, as well as the ability to effectively integrate the acquired business into the Company's existing operations; the underlying assumptions and expectations related to the February 2008 sale of the American Express Bank Ltd. businesses and the transaction's impact on the Company's earnings proving to be inaccurate or unrealized; the success, timeliness and financial impact (including costs, cost savings and other benefits including increased revenues), and beneficial effect on the Company's operating expense to revenue ratio, both in the short-term (including during 2009) and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the Company's ability to reinvest the benefits arising from such reengineering actions in its businesses; bankruptcies, restructurings, consolidations or similar events (including, among others, the proposed Delta Airlines/Northwest Airlines merger) affecting the airline or any other industry representing a significant portion of the Company's billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company's businesses and/or negative changes in the Company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; the ability of the Company to satisfy its liquidity needs and execute on its funding plans, which will depend on, among other things, the Company's future business growth, its credit ratings, market capacity and demand for securities offered by the Company, performance by the Company's counterparties under its bank credit facilities and other lending facilities, regulatory changes, including changes to the policies, rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco, the Company's ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions and the Company's ability to meet the criteria for participation in certain liquidity facilities and other funding programs, including the Commercial Paper Funding Facility and the Temporary Liquidity Guarantee Program, being made available through the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation and other federal departments and agencies; accuracy of estimates for the fair value of the assets in the Company's investment portfolio and, in particular, those investments that are not readily marketable, including the valuation of the interest-only strip relating to the Company's lending securitizations; the Company's ability to invest in technology advances across all areas of its business to stay on the leading edge of technologies applicable to the payments industry; the Company's ability to protect its intellectual property rights (IP) and avoid infringing the IP of other parties; the potential negative effect on the Company's businesses and infrastructure, including information technology, of terrorist attacks, natural disasters or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the potential impact of regulations proposed by federal bank regulators relating to certain credit and charge card practices, including, among others, the imposition by card issuers of interest rate increases on outstanding balances and the allocation of payments in respect of outstanding balances with different interest rates, which could have an adverse impact on the Company's net income; accounting changes; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the Company's major businesses. A further description of these and other risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and its other reports filed with the SEC.

EXHIBIT I
                           AMERICAN EXPRESS COMPANY
                              U.S. Card Services

(Billions, except percentages)

                                            Quarter Ended        Quarter Ended       Quarter Ended
                                            September 30, 2008   June 30, 2008       September 30, 2007
                                            ------------------   ------------------  ------------------
Cardmember lending - owned basis (A):
  Average Loans                                $  36.3              $  38.0             $  38.6
  Net write-off rate (B)                           6.1%                 5.8%                3.0%

Cardmember lending - managed basis (C):
   Average Loans                               $  64.7              $  64.2             $  60.0
   Net write-off rate (B)                          5.9%                 5.3%                3.0%


(A) "Owned," a GAAP basis measurement, reflects only Cardmember loans included in the Company's Consolidated Balance Sheets.

(B) In the third quarter 2008, the Company revised its method of reporting the Cardmember lending net write-off rate. Historically, the net write-off rate has been presented using net write-off amounts for principal, interest and fees. However, industry convention is generally to include only the net write-offs related to principal in write-off rate disclosures. Accordingly, the Company is presenting the net write-off rate to reflect the net write-off amounts for principal only.

(C) The managed basis presentation assumes that there have been no off-balance sheet securitization transactions, i.e., all securitized Cardmember loans and related income effects are reflected as if they were in the Company's balance sheets and income statements, respectively. The difference between the "owned basis" (GAAP) information and "managed basis" information is attributable to the effects of securitization activities. The Company presents U.S. Card Services information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's Cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized Cardmember loans. Management also believes that use of a managed basis presentation presents a more accurate picture of the key dynamics of the Cardmember lending business. Irrespective of the on and off-balance sheet funding mix, it is important for management and investors to see metrics for the entire Cardmember lending portfolio because they are more representative of the economics of the aggregate Cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of Cardmember loans and related revenue in order to evaluate market share. These metrics are significant in evaluating the Company's performance and can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis. The Company does not currently securitize international loans.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Amounts have been revised to reflect American Express International Deposit Company (AEIDC) activities as discontinued operations and to remove AEIDC from the Corporate & Other segment.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME

(Millions)

                                                         Quarters Ended                 Nine Months Ended
                                                           September 30,                  September 30,
                                                         ---------------   Percentage   -----------------   Percentage
                                                          2008     2007     Inc/(Dec)     2008      2007     Inc/(Dec)
                                                         ------   ------   ----------   -------   -------   ----------
Revenues
  Discount revenue                                       $3,848   $3,659         5%     $11,557   $10,684        8%
  Net card fees                                             577      522        11        1,720     1,506       14
  Travel commissions and fees                               499      484         3        1,566     1,412       11
  Other commissions and fees                                573      644       (11)       1,785     1,767        1
  Securitization income, net                                200      392       (49)         871     1,181      (26)
  Other                                                     551      443        24        1,588     1,256       26
                                                         ------   ------                -------   -------
     Total                                                6,248    6,144         2       19,087    17,806        7
                                                         ------   ------                -------   -------
Interest income
  Cardmember lending finance revenue                      1,521    1,581        (4)       4,667     4,463        5
  Other                                                     238      239         -          723       756       (4)
                                                         ------   ------                -------   -------
     Total                                                1,759    1,820        (3)       5,390     5,219        3
                                                         ------   ------                -------   -------
         Total revenues                                   8,007    7,964         1       24,477    23,025        6
                                                         ------   ------                -------   -------
Interest expense
  Cardmember lending                                        346      444       (22)       1,127     1,260      (11)
  Charge card and other                                     497      564       (12)       1,491     1,530       (3)
                                                         ------   ------                -------   -------
     Total                                                  843    1,008       (16)       2,618     2,790       (6)
                                                         ------   ------                -------   -------
Revenues net of interest expense                          7,164    6,956         3       21,859    20,235        8
                                                         ------   ------                -------   -------

Expenses
  Marketing, promotion, rewards
      and cardmember services                             1,929    1,810         7        5,609     5,098       10
  Human resources                                         1,465    1,366         7        4,430     4,001       11
  Professional services                                     608      539        13        1,764     1,634        8
  Occupancy and equipment                                   398      374         6        1,185     1,054       12
  Communications                                            118      118         -          348       342        2
  Other, net                                                200      339       (41)         770       979      (21)
                                                         ------   ------                -------   -------
     Total                                                4,718    4,546         4       14,106    13,108        8
                                                         ------   ------                -------   -------
Provisions for losses
  Charge card                                               351      279        26          937       721       30
  Cardmember lending                                        958      579        65        3,304     1,791       84
  Other                                                      59       47        26          199        79        #
                                                         ------   ------                -------   -------
     Total                                                1,368      905        51        4,440     2,591       71
                                                         ------   ------                -------   -------
Pretax income from continuing operations                  1,078    1,505       (28)       3,313     4,536      (27)
Income tax provision                                        217      383       (43)         748     1,268      (41)
                                                         ------   ------                -------   -------
Income from continuing operations                           861    1,122       (23)       2,565     3,268      (22)
Loss from discontinued operations, net of tax               (46)     (55)      (16)        (106)      (87)      22
                                                         ------   ------                -------   -------
Net income                                               $  815   $1,067       (24)     $ 2,459   $ 3,181      (23)
                                                         ======   ======                =======   =======

# - Denotes a variance of more than 100%.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                     CONDENSED CONSOLIDATED BALANCE SHEETS

(Billions)


                                                   September 30,   December 31,
                                                       2008           2007
                                                   -------------   ------------
Assets
  Cash and cash equivalents                            $ 16            $  9
  Accounts receivable                                    41              42
  Investments                                            13              13
  Loans                                                  44              53
  Other assets                                           12              11
  Assets of discontinued operations                       1              22
                                                       ----            ----
    Total assets                                       $127            $150
                                                       ====            ====

Liabilities and Shareholders' Equity
  Short-term debt                                      $ 14            $ 18
  Long-term debt                                         58              55
  Other liabilities                                      41              44
  Liabilities of discontinued operations                  1              22
                                                       ----            ----
    Total liabilities                                   114             139
                                                       ----            ----

  Shareholders' equity                                   13              11
                                                       ----            ----
    Total liabilities and shareholders' equity         $127            $150
                                                       ====            ====

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                               FINANCIAL SUMMARY

(Millions)

                                                         Quarters Ended                 Nine Months Ended
                                                           September 30,                    September 30,
                                                         ---------------   Percentage   -----------------   Percentage
                                                          2008     2007     Inc/(Dec)     2008      2007     Inc/(Dec)
                                                         ------   ------   ----------   -------   -------   ----------
REVENUES NET OF INTEREST EXPENSE
  U.S. Card Services                                     $3,459   $3,589       (4)%     $10,774   $10,513        2%
  International Card Services                             1,232    1,114       11       $ 3,683     3,142       17
  Global Commercial Services                              1,200    1,064       13       $ 3,652     3,141       16
  Global Network & Merchant Services                      1,071      980        9       $ 3,157     2,823       12
                                                         ------   ------                -------   -------
                                                          6,962    6,747        3        21,266    19,619        8
  Corporate & Other,
    including adjustments and eliminations                  202      209       (3)          593       616       (4)
                                                         ------   ------                -------   -------
CONSOLIDATED REVENUES NET OF INTEREST EXPENSE            $7,164   $6,956        3       $21,859   $20,235        8
                                                         ======   ======                =======   =======
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
  U.S. Card Services                                     $  364   $  912      (60)      $ 1,092   $ 2,770      (61)
  International Card Services                                 1      110      (99)      $   191       298      (36)
  Global Commercial Services                                191      187        2       $   735       600       23
  Global Network & Merchant Services                        397      389        2       $ 1,187     1,181        1
                                                         ------   ------                -------   -------
                                                            953    1,598      (40)        3,205     4,849      (34)
  Corporate & Other                                         125      (93)       #           108      (313)       #
                                                         ------   ------                -------   -------

PRETAX INCOME FROM CONTINUING OPERATIONS                 $1,078   $1,505      (28)      $ 3,313   $ 4,536      (27)
                                                         ======   ======                =======   =======

NET INCOME (LOSS)
  U.S. Card Services                                     $  244   $  592      (59)      $   788   $ 1,816      (57)
  International Card Services                                67      140      (52)      $   315       359      (12)
  Global Commercial Services                                134      135       (1)      $   512       426       20
  Global Network & Merchant Services                        258      266       (3)      $   780       768        2
                                                         ------   ------                -------   -------
                                                            703    1,133      (38)        2,395     3,369      (29)

  Corporate & Other                                         158      (11)       #           170      (101)       #
                                                         ------   ------                -------   -------
  Income from continuing operations                         861    1,122      (23)        2,565     3,268      (22)
  Loss from discontinued operations, net of tax             (46)     (55)     (16)         (106)      (87)      22
                                                         ------   ------                -------   -------

NET INCOME                                               $  815   $1,067      (24)      $ 2,459   $ 3,181      (23)
                                                         ======   ======                =======   =======

# - Denotes a variance of more than 100%.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                         FINANCIAL SUMMARY (CONTINUED)

                                                         Quarters Ended                 Nine Months Ended
                                                          September 30,                    September 30,
                                                         ---------------   Percentage   -----------------   Percentage
                                                          2008     2007     Inc/(Dec)     2008      2007     Inc/(Dec)
                                                         ------  -------   ----------   -------   -------   ----------
EARNINGS PER COMMON SHARE

BASIC
      Income from continuing operations                  $ 0.75  $ 0.96       (22)%     $ 2.22    $ 2.77      (20)%
      Loss from discontinued operations                   (0.04)  (0.05)      (20)       (0.09)    (0.07)      29
                                                         ------  ------                 ------    ------
      Net income                                         $ 0.71  $ 0.91       (22)%     $ 2.13    $ 2.70      (21)%
                                                         ======  ======                 ======    ======

      Average common shares outstanding (millions)        1,154   1,170        (1)%      1,154     1,179       (2)%
                                                         ======  ======                 ======    ======

DILUTED
      Income from continuing operations                  $ 0.74  $ 0.94       (21)%     $ 2.21    $ 2.72      (19)%
      Loss from discontinued operations                   (0.04)  (0.04)        -        (0.09)    (0.07)      29
                                                         ------  ------                 ------    ------
      Net income                                         $ 0.70  $ 0.90       (22)%     $ 2.12    $ 2.65      (20)%
                                                         ======  ======                 ======    ======

      Average common shares outstanding (millions)        1,158   1,192        (3)%      1,161     1,202       (3)%
                                                         ======  ======                 ======    ======

Cash dividends declared per common share                 $ 0.18  $ 0.15        20%      $ 0.54    $ 0.45       20%
                                                         ======  ======                 ======    ======

                       SELECTED STATISTICAL INFORMATION

                                                          Quarters Ended                 Nine Months Ended
                                                           September 30,                    September 30,
                                                         ----------------   Percentage   -----------------   Percentage
                                                           2008     2007     Inc/(Dec)     2008      2007     Inc/(Dec)
                                                         -------   ------   ----------   -------   -------   ----------
Return on average equity (A)                                27.8%    38.2%                  27.8%     38.2%
Return on average tangible equity (A)                       34.4%    44.9%                  34.4%     44.9%
Common shares outstanding (millions)                       1,160    1,169       (1)%       1,160     1,169      (1)%
Book value per common share                               $10.79   $ 9.32       16%       $10.79    $ 9.32      16%
Shareholders' equity (billions)                           $ 12.5   $ 10.9       15%       $ 12.5    $ 10.9      15%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity and return on average tangible equity.